Filed Pursuant to Rule 433

Registration No. 333-133852

BANK OF AMERICA CORPORATION

$125,000,000

SECOND REOPENING OF FLOATING RATE SENIOR NOTES, DUE SEPTEMBER 2012

FINAL TERM SHEET

Dated September 12, 2007

Issuer:	Bank of America Corporation

Ratings:	Aa1 (Moody’s)/AA (S&P)/AA (Fitch)

Title of the Series:	Floating Rate Senior Notes, due September 2012

Aggregate Principal Amount Initially Issued on September 11, 2007	$550,000,000

Additional Principal Amount to Be Issued in First Reopening on September 17, 2007:	$100,000,000

Additional Principal Amount to Be Issued in Second Reopening on September 17, 2007:	$125,000,000

Total Aggregate Principal Amount, After Giving Effect to the First and Second Reopening:	$775,000,000

Issue Price:	100% (plus $5.1875 in accrued interest for each $5,000 in principal amount of the notes)

Trade Date of Second Reopening:	September 12, 2007

Settlement Date of Second Reopening:	September 17, 2007 (DTC)

Maturity Date:	September 11, 2012

Ranking:	Senior

Minimum Denominations:	$5,000 and multiples of $5,000 in excess of $5,000

Day Count Fraction:	Actual/360

Record Dates:	For book-entry only notes, one business day prior to the applicable interest payment date.

Base Rate:	Three-Month LIBOR (Telerate)

Index Maturity:	90 days

Spread:	plus 50 bps

Interest Payment Dates:	March 11, June 11, September 11 and December 11 of each year, beginning December 11, 2007.

Interest Periods:	Quarterly. The initial interest period will be
the period from, and including, September 11,
2007 to, but excluding, December 11, 2007,
the initial interest payment date. The
subsequent interest periods will be the periods
from, and including, the applicable interest
payment date to, but excluding, the next
interest payment date or the Maturity Date.

Interest Determination Date:	Second London banking day preceding the applicable interest reset date.

Interest Reset Dates:	March 11, June 11, September 11 and December 11 of each year.

Optional Redemption:	None

Conversion:	The notes will not be convertible into any other notes or securities of the Issuer.

Listing:	None

Calculation Agent:	The Bank of New York Trust Company, N.A.

Lead Manager:	Banc of America Securities LLC

Co-Managers:	Bear, Stearns & Co. Inc. Deutsche Bank Securities Inc. Loop Capital Markets, LLC The Williams Capital Group, L.P.

CUSIP:	060505 DJ0

ISIN:	US060505DJ00

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Bank of America Corporation or the lead underwriter will arrange to send you the prospectus if you request it by contacting Bank of America Corporation, Corporate Treasury – Securities Administration, at 1-866-804-5241, or Banc of America Securities LLC, toll free at 1-800-294-1322. You may also request a copy by e-mail from securities.administration@bankofamerica.com or dg.prospectus_distribution@bofasecurities.com.

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